Exhibit 10.19

AMENDMENT NO. 1 TO PARTNERSHIP AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Partnership Agreement, dated as of August 19, 2024 (the “Partnership Agreement”), is entered into as of November 5, 2024 (the “Effective Date”), by and between Nano Nuclear Energy Inc., a Nevada corporation (“NANO”), and LIS Technologies Inc., a Nevada corporation (“LIST”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Partnership Agreement.

WHEREAS, pursuant to Section 8.2 of the Partnership Agreement, the Partnership Agreement may be modified or changed in a written instrument signed by each of the Parties; and

WHEREAS, the Parties now desire to amend and clarify certain provisions of the Partnership Agreement as provided for in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree to amend the Partnership Agreement as follows:

1. LIST hereby acknowledges and confirms that NANO has fulfilled its obligation to invest $2,000,000 into LIST as contemplated by Section 1.1 of the Partnership Agreement.

2. Amendments. As of the Effective Date, the Partnership Agreement is amended as follows:

(a) Section 2.2 of the Partnership Agreement is amended and restated in its entirety to read as follows:

“2.2 Provision of UF6: At no cost to NANO, LIST agrees to provide NANO (at NANO’s request and in such amounts as NANO and LIST may agree in writing) with enriched UF6 for (i) use in NANO’s reactor systems and (ii) for further reprocessing and sale to third party customers by NANO, including utilities and reactor developers. The Parties shall share in the profit from any such third-party sales pursuant to the profit sharing agreement to be entered into as contemplated by Section 2.3.”

(b) Section 2.3 of the Partnership Agreement is amended and restated in its entirety to read as follows:

“2.3 Profit-Sharing Agreement: The Parties agree to enter into a profit sharing agreement regarding the final sale of fabricated fuel plates or fuel rods to third-party customers in connection with which LIST has provided enriched UF6 to NANO. The final sales price of fabricated fuel/rods to third parties shall include enrichment services, fuel deconversion and fuel fabrication. LIST will be paid for its initial enrichment services, plus a percentage split of sales of post-processed fuel. The terms of profit sharing, including the percentage split and other relevant details, shall be set forth in a separate profit-sharing agreement.”

(c) Section 4.1 of the Partnership Agreement is amended and restated in its entirety to read as follows:

“4.1 Joint R&D Initiatives: The Parties shall collaborate on joint R&D initiatives that advance the technologies and capabilities of each of the Parties, particularly in the areas of deconversion and fuel fabrication.”

3. No Further Amendment. Except as provided herein, the Partnership Agreement shall remain unchanged and in full force and effect.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State.

5. Miscellaneous. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Amendment is executed and entered into as of the Effective Date.

NANO NUCLEAR ENERGY INC.		LIS TECHNOLOGIES INC.

By:	/s/ James Walker	By:	/s/ Christo J. Liebenberg
Name:	James Walker	Name:	Christo J. Liebenberg
Title:	Chief Executive Officer	Title:	Chief Executive Officer